UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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CHC Group Ltd.

(Exact name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CHC Group Ltd.

190 Elgin Avenue

George Town

Grand Cayman, KY1-9005

Cayman Islands

(604) 276-7500

August 5, 2016

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of CHC Group Ltd., I cordially invite you to attend our Annual General Meeting of Shareholders (the “Annual Meeting”). The meeting will be held on Friday, September 16, 2016 at 8:00 a.m. local time at the corporate offices of CHC Group Ltd., located at 600 E. Las Colinas Blvd., 10th Floor, Irving, TX 75039. The notice of meeting and proxy statement that follow describe the business that we will consider at the meeting.

We hope that you will be able to attend the meeting. However, regardless of whether you are present in person, your vote is very important. We are pleased to offer multiple options for voting your shares. You may vote by telephone, via the Internet, by mail or in person as described beginning on page 1 of the proxy statement.

Thank you for your continued support of CHC Group Ltd.

Sincerely yours,

Karl S. Fessenden

President and Chief Executive Officer

CHC Group Ltd.

190 Elgin Avenue

George Town

Grand Cayman, KY1-9005

Cayman Islands

(604) 276-7500

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On September 16, 2016

You are cordially invited to attend the Annual General Meeting of Shareholders (the “Annual Meeting”) of CHC Group Ltd., a Cayman Islands exempted company (“we,” “CHC” or the “Company”). The meeting will be held on Friday, September 16, 2016 at 8:00 a.m. local time at the corporate offices of CHC Group Ltd., located at 600 E. Las Colinas Blvd., 10th Floor, Irving, TX 75039 to consider the following proposals:

1.	To elect the Board’s three nominees for director named herein to hold office until the 2019 annual general meeting of shareholders;
2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending April 30, 2017; and
3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The record date for the Annual Meeting is July 28, 2016. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors Hooman Yazhari Senior Vice President, Legal and Administration

George Town, Grand Cayman, Cayman Islands

August 5, 2016

You are cordially invited to attend the Annual Meeting in person. It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically over the internet or by telephone, or if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder. If you wish to attend the Annual Meeting in person, you must notify us by sending an email with your full name to chcquestions2016@chc.ca by 8:00 a.m. on September 14, 2016 and bring a valid government-issued picture identification, such as a driver’s license or passport, with you to the Annual Meeting and, if asked, provide proof of share ownership as of the record date. We request that you please submit any questions you wish to be addressed at the Annual Meeting in advance to chcquestions2016@chc.ca.

i

CHC Group Ltd.

190 Elgin Avenue

George Town

Grand Cayman, KY1-9005

Cayman Islands

PROXY STATEMENT

FOR THE 2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 16, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

We are providing you with these proxy materials because our Board of Directors (the “Board”) is soliciting your proxy to vote at the Company’s Annual Meeting, including at any adjournments or postponements thereof, to be held on Friday, September 16, 2016 at 8:00 a.m. local time at the corporate offices of CHC Group Ltd., located at 600 E. Las Colinas Blvd., 10th Floor, Irving, TX 75039. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and the Company’s 2016 Annual Report on Form 10-K for the fiscal year ended April 30, 2016 (the “2016 Annual Report”), are being distributed or made available on or about August 5, 2016.

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials, including this Proxy Statement and the 2016 Annual Report, over the internet. Consequently, the Company’s shareholders generally will not receive paper copies of our proxy materials unless they request them. We have instead sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record with instructions for accessing the proxy materials and voting over the internet or by telephone. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice and to request to receive a printed set of the proxy materials. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about August 5, 2016 to all shareholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second notice, on or after August 17, 2016. In addition, you may request a printed copy of our proxy materials by following the instructions found in the notice.

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Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the internet or by telephone, by requesting and returning a printed proxy card, or by submitting a ballot in person at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Friday, September 16, 2016 at 8:00 a.m. local time at the corporate offices of CHC Group Ltd., located at 600 E. Las Colinas Blvd., 10th Floor, Irving, TX 75039. Only shareholders as of the record date are entitled to attend the Annual Meeting. If you wish to attend the Annual Meeting in person, you must notify us by sending an email with your full name to chcquestions2016@chc.ca by 8:00 a.m. on September 14, 2016. Each shareholder must present valid government-issued picture identification, such as a driver’s license or passport, and, if asked, provide proof of share ownership as of the record date. We request that you please submit any questions you wish addressed at the Annual Meeting in advance to chcquestions2016@chc.ca.

Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on July 28, 2016 will be entitled to vote at the Annual Meeting. On this record date, there were 2,722,696 ordinary shares entitled to vote, including 958 restricted ordinary shares that were unvested as of the record date, and approximately 671,189 convertible preferred shares entitled to vote on an as-converted basis. The holders of the convertible preferred shares have votes equivalent to 2,712,000 ordinary shares for a total of 5,434,696 shares entitled to vote at the Annual Meeting.

Shareholder of Record: Shares Registered in Your Name

If on July 28, 2016 your shares were registered directly in your name with CHC’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically over the internet or by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 28, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

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What am I voting on?

There are two matters scheduled for a vote:

•	Election of three Class III directors; and
•	Ratification of appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending April 30, 2017.

What are the Board’s recommendations?

The Board recommends a vote:

•	“For” election of the nominated directors;
•	“For” ratification of appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending April 30, 2017.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all or some of the nominees to the Board or you may “Withhold” your vote with respect to one or more of the nominees or abstain from voting. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•	To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on September 15, 2016 to be counted.
•	To vote through the internet, go to www.envisionreports.com/HELIQ to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on September 15, 2016 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

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We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each ordinary share you own as of July 28, 2016 and holders of our convertible preferred shares have the number of votes calculated on an as-converted basis.

What happens if I do not vote?

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet, or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the broker deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Such “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares held in “street name” and you do not provide the organization that holds your shares with specific instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our inspector of elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our inspector of elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted toward the vote total for any proposal. We encourage you to provide voting instructions to the organization that holds your shares to ensure that your vote is counted on both proposals.

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Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees, Computershare Inc. and Georgeson Inc. may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Computershare, Inc. and Georgeson Inc. will be paid their customary fees for certain shareholder meeting services of approximately $5,000 and $2,000, respectively. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to CHC Group Ltd.’s Corporate Secretary at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.

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•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card, telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by April 6, 2017, to Corporate Secretary; 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to our Amended and Restated Memorandum and Articles of Association (the “Articles of Association”), if you wish to submit a proposal (including a director nomination) at the meeting, you must give notice of such proposal in writing and such proposal must be received by Corporate Secretary not before May 19, 2017 nor after June 18, 2017. However, if our 2017 Annual General Meeting of Shareholders is held before August 17, 2017, or after October 16, 2017, notice by the shareholder must be received no later than the close of business on the later of the 90th day prior to the 2017 Annual General Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2017 Annual General Meeting of Shareholders is first made. You are also advised to review our Articles of Association, which contain additional requirements about advance notice of shareholder proposals and director nominations.

In addition, the proxy solicited by the Board for the 2017 Annual General Meeting of Shareholders will confer discretionary voting authority with respect to (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with timely notice and (ii) any proposal made in accordance with our Articles of Association, if the 2017 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold,” abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will not be counted towards the vote total for any proposal. A “Withhold” vote will have the effect of a vote against the specified nominee or nominees for election. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

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What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee will not vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•	For the election of directors, any of the three Class III nominees receiving the affirmative vote of a majority of the votes cast by the holders of shares represented at the Annual Meeting in person or by proxy, entitled to vote on the election of directors and voting will be elected. “Withhold” votes will have the effect of a vote against the specified nominee or nominees. Abstentions and broker non-votes will have no effect.
•	To be approved, Proposal 2, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending April 30, 2017, must receive “For” votes from the holders of a majority of shares present in person or by proxy, entitled to vote and voting. Abstentions and broker non-votes will have no effect.

What is the quorum requirement?

Under our Articles of Association, the holders of at least a majority of the issued and outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting shall form a quorum. On the record date, there were 2,722,696 ordinary shares and approximately 671,189 convertible preferred shares outstanding, which are convertible into 2,943,049 ordinary shares and the holders of the convertible preferred shares are entitled to 2,712,000 votes.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend in person at the meeting. If there is no quorum, within half an hour from the time appointed for the Annual Meeting, the Annual Meeting will stand adjourned to the same day in the next week, at the same time and place.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

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PROPOSAL 1

ELECTION OF DIRECTORS

CLASSIFIED BOARD

The Company’s Board is divided into three classes, designated Class I, Class II and Class III. The term of the Class I directors will expire at the Company’s 2017 annual general meeting of shareholders; the term of the Class II directors will expire at the Company’s 2018 annual general meeting of shareholders; and the term of the Class III directors will expire on the date of this Annual Meeting. At each annual general meeting of shareholders, successors to the class of directors whose term expires at that annual general meeting are elected for a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eight members and there are two vacancies on the Board. There are currently three directors in Class III, the class whose term expires at the Annual Meeting, each of whom is standing for election at the Annual Meeting. Each of the three directors were nominated for election by the Board upon the recommendation of the Nominating and Corporate Governance Committee of the Board. Each of the nominees are currently directors of the Company. All of the nominees were previously elected by the shareholders and are recommended for reelection to the Board. Each nominee has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the 2019 annual general meeting of shareholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, removal or disqualification in accordance with our Articles of Association.

In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast by the holders of shares represented at the Annual Meeting in person or by proxy. A “Withhold” vote will have the effect of a vote against the specified nominee or nominees for election. An abstention will have no effect and is not counted. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by the Nominating and Corporate Governance Committee.

The following table sets forth the names, ages and positions of the directors of the Board as of July 28, 2016, the record date:

Name	Age	Position
John Krenicki, Jr.	54	Director and Chairman of the Board
Karl S. Fessenden	53	President, Chief Executive Officer and Director
John A. McKenna, Jr.	49	Director
William L. Transier	62	Director
William G. Schrader	58	Director
Nathan K. Sleeper	42	Director
Robert C. Volpe	31	Director
Juan D. Vargas	33	Director

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There are no familial relationships among our directors and executive officers.

The following includes a brief biography of each nominee for director and each of our other current directors, including their respective ages as of July 28, 2016. Each biography includes information regarding the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board to determine that the applicable nominee or other current director should serve as a member of the Board.

Class III Directors for Election for a Three-year Term Expiring at the 2019 Annual General Meeting

John Krenicki, Jr. has served as a member of our Board, and as Chairman of our Board, since October 2014. Mr. Krenicki is a partner at Clayton, Dubilier & Rice, LLC (CD&R). He joined CD&R in 2013 after a 29-year career at General Electric. Mr. Krenicki currently serves as chairman of the board of Wilsonart International, is lead director of Brand Energy & Infrastructure Services Inc. and is a director on the board of The ServiceMaster Company. He is a former vice chairman of GE and former president and chief executive officer of GE Energy. His responsibilities at GE included oversight of the company’s oil-and-gas, power-and-water and energy-management businesses. Mr. Krenicki held a number of additional leadership roles with GE, including president and CEO of both GE Plastics and GE Transportation Systems and a director of GE Capital. He holds a Bachelor of Science degree in mechanical engineering from the University of Connecticut and Master of Science degree in management from Purdue University.

Karl S. Fessenden has served as a member of our Board since February 2015. Mr. Fessenden is the President and Chief Executive Officer of the Company. He came to CHC Group Ltd. from General Electric, where over 19 years he amassed a track record of strong leadership in building industrial-services businesses, as well as process discipline around resource and capital allocation. Mr. Fessenden successfully led multiple global-service business units at GE Energy and GE Aviation. Most recently he directed GE’s integration of the Alstom power-generation business, the largest acquisition in GE’s history. Prior to that, Mr. Fessenden managed GE’s $8 billion Power Generation Services unit, the largest industrial-services business at GE. His background includes 15 years in the aviation sector with GE and Pratt & Whitney.

Nathan K. Sleeper has served as a member of our Board since October 2014. Mr. Sleeper is a partner at CD&R. He has significant financial and investment experience from his involvement in CD&R’s investments in numerous portfolio companies, and has played active roles in overseeing those businesses. Prior to joining CD&R in 2000, Mr. Sleeper worked in the investment banking division of Goldman, Sachs & Co. and at investment firm Tiger Management Corp. He serves as a director of Brand Energy and Infrastructure Services Inc., Wilsonart International Holdings LLC, Atkore International Group Inc. and NCI Building System Inc. Mr. Sleeper holds a Bachelor of Arts degree from Williams College and an M.B.A. from Harvard Business School.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED ABOVE.

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Class I Directors Continuing in Office Until the 2017 Annual General Meeting

Juan Diego Vargas has served as a member of our Board since April 2015. Mr. Vargas is a Vice President of First Reserve. He joined First Reserve in 2007 as an Associate and returned to First Reserve as a Vice President in 2012 after earning his M.B.A. His responsibilities range from deal origination and structuring to due diligence, execution and monitoring, with particular focus on the equipment, manufacturing and services sectors. Prior to joining First Reserve, Mr. Vargas was an Analyst in the Financial Sponsors and Latin America Groups at Morgan Stanley. Mr. Vargas holds a B.B.A. from the University of Notre Dame and an M.B.A. from London Business School.

Robert C. Volpe has served as a member of our Board since November 2014. Mr. Volpe is a principal at CD&R, which he joined in 2008. Prior to CD&R, Mr. Volpe worked in the investment banking division of Morgan Stanley. He holds a bachelor’s degree from Dartmouth College and earned an M.B.A. from Harvard Business School.

Class II Directors Continuing in Office Until the 2018 Annual General Meeting

William G. Schrader has served as a member of our Board since December 2014. Mr. Schrader is the former chief operating officer of TNK-BP, an oil-and-gas company operating in Russia, Ukraine and Belarus, where he oversaw upstream and downstream gas and power operations and numerous critical support functions. Mr. Schrader also held senior leadership positions at BP plc and the Azerbaijan International Operating Company. He serves on the boards of directors of Hess Corporation, Bahama Petroleum Company plc and Ophir Energy plc. Mr. Schrader holds a bachelor’s degree in Chemical Engineering from the University of Cincinnati, and an M.B.A. from the University of Houston.

John A. McKenna, Jr. has served as a member of our Board since October 2015. Mr. McKenna is managing director of Miller Buckfire & Co., an investment bank and advisory firm. Over the course of seven years, Mr. McKenna progressed through multiple roles at global investment bank, Houlihan Lokey, Inc. before joining Wasserstein Perella & Co. in 1998. Mr. McKenna returned to Houlihan Lokey, Inc. in 1999 and served until 2006, becoming managing director. Mr. McKenna has also served on the board of directors at US Airways Group, where he was a member of the audit committee, Haights Cross Communications, Inc., and Gate Gourmet Group Holdings LLC. Mr. McKenna holds a bachelor’s degree in Government and Economics from Claremont McKenna College.

William L. Transier has served as a member of our Board since May 2016. Mr. Transier is the founder of and has served as Chief Executive Officer of Transier Advisors, LLC since 2015. Prior to 2015, Mr. Transier was a founder of and served as the Chairman, Chief Executive Officer and President of Endeavour International Corporation from October 2006 to December 1, 2014. Mr. Transier served as a partner in the audit department and head of the Global Energy practice of KPMG LLP from June of 1986 to April of 1996. Mr. Transier serves on the board of directors of Paragon Offshore PLC and as Lead Independent Director of Helix Energy Solutions Group, Inc. Mr. Transier holds B.B.A from the University of Texas and a master’s degree in business administration from Regis University.

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INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

While our ordinary shares now trade on the OTC Pink marketplace (under stock symbol “HELIQ”), we have chosen to observe the independence requirements under the New York Stock Exchange (“NYSE”) listing standards. Such standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. Under the NYSE corporate governance standards, however, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that, within one year of the date of the listing of its shares (1) that a majority of the board of directors consist of independent directors, (2) that the board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that the board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

As of July 28, 2016, CHC Cayman and CD&R CHC Holdings, L.P., as a group, beneficially own ordinary shares representing more than 50% of the voting power of the Company’s ordinary shares eligible to vote in the election of the Company’s directors and have entered into a voting agreement in regard to the election of directors for the Company. Therefore, the Company is deemed a “controlled company” within the meaning of the corporate governance standards of the NYSE. Per the “controlled company” exemptions, currently, the majority of the Company’s directors are not independent and the Company does not have a nominating and corporate governance committee or a compensation committee that is comprised entirely of independent directors. In the event that the Company ceases to be a “controlled company” and its shares become relisted on the NYSE, the Company will be required to comply with these provisions as follows: the Company must satisfy the majority independent board requirement within one year of the date its status changed and must have at least one independent member on its compensation committee and nominating and corporate governance committee by the date its status changed, at least a majority of independent members on each of those committees within 90 days of the date its status changed, and fully independent committees within one year of the date its status changed.

In addition, as of May 5, 2016, which is over one year from the effective date of the Company’s registration statement filed under the Securities Act of 1933, as amended, covering its initial public offering, and in compliance with Rule 10A-3(b)(iv) of the Exchange Act, the Company’s Audit Committee is comprised of only independent directors.

The Board consults with the Company’s counsel to ensure that the Board’s independence determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following three directors are independent directors within the meaning of the applicable NYSE listing standards: John A. McKenna, Jr., William L. Transier, and William G. Schrader. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

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Mr. Fessenden, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. Messrs. Krenicki, Sleeper and Volpe are not independent directors by virtue of their affiliations with CD&R, and Mr. Vargas is not an independent director by virtue of his affiliation with First Reserve. The Company’s definitions of “independence” for its directors and the procedure by which a presiding director is chosen for each executive session can be located in its Corporate Governance Guidelines on its corporate website at http://ir.chc.ca/govdocs.aspx?iid=4293047. However, information found on the Company’s website is not incorporated by reference in this Proxy Statement.

BOARD LEADERSHIP STRUCTURE

The Chairman of the Board of the Company is John Krenicki, Jr., who has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman of the Board has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. The Company believes that separation of the positions of Chairman of the Board and Chief Executive Officer also creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders. As a result, the Company believes that the current leadership structure of the Board can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company as a whole. The Audit Committee of the Board has the responsibility to consider and discuss the Company’s major financial risk exposures and the steps the Company’s management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee of the Board assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Company’s Senior Vice President, Legal and Administration and Chief Financial Officer coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met thirteen times during the last fiscal year. All directors attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member, respectively. It is the Company’s policy to encourage directors and nominees for director to attend the annual general meetings of shareholders. All directors attended our 2015 annual meeting of shareholders.

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INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has five committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Health, Safety and Environment Committee (the “HSE Committee”) and a Routine Transaction Committee. The following table provides membership information as of July 1, 2016 for each of the Board committees (* indicates chairperson):

Name	Audit	Compensation	Nominating and Corporate Governance	Health, Safety and Environment	Routine Transactions Committee
John Krenicki, Jr.		X*	X*	X
Karl S. Fessenden				X	X*
John A. McKenna, Jr.	X*		X		X
William L. Transier	X			X
William G. Schrader	X	X		X*
Nathan K. Sleeper		X
Robert C. Volpe			X		X
Juan D. Vargas

Below is a description of each committee of the Board.

Each of the committees, except for the HSE Committee and Routine Transaction Committee, has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The Board has determined that, except as specifically described below, each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company. Mr. Vargas is affiliated with First Reserve. Messrs. Krenicki, Sleeper and Volpe are affiliated with CD&R.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; evaluates enterprise risk management oversight; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended April 30, 2016, as filed with the SEC on July 15, 2016.

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The Audit Committee met eight times during the fiscal year ended April 30, 2016. The Board has adopted a written Audit Committee charter that is available to shareholders on the Company’s website at http://ir.chc.ca/govdocs.aspx?iid=4293047. However, information found on the Company’s website is not incorporated by reference in this Proxy Statement. The Board reviews the NYSE listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of the Company’s Audit Committee are independent (pursuant to Section 303A.07(a) of the NYSE Listed Company Manual).

Effective October 31, 2015, Mr. John A. McKenna, Jr. was elected to the Audit Committee. The Board determined that Mr. McKenna qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. McKenna’s level of knowledge and experience based on a number of factors, including his current role as a managing director of Miller Buckfire & Co., an investment bank and advisory firm. In addition, Mr. McKenna has served on the Audit Committee of US Airways Group. The Board has determined that Mr. McKenna’s current role at Miller Buckfire & Co. does not impair Mr. McKenna’s ability to effectively serve on the Company’s Audit Committee. The Audit Committee reviews and revises its charter, as appropriate, and evaluates its performance at least annually.

Effective May 5, 2016, Mr. William L. Transier was elected to the Audit Committee. The Board made a qualitative assessment of Mr. Transier’s level of knowledge and experience and determined that Mr. Transier qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended April 30, 2016 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No.16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2016.

Audit Committee

Mr. John A. McKenna, Jr.

Mr. William L. Transier

Mr. William G. Schrader

*The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Compensation Committee

During fiscal 2016, the Compensation Committee consisted of Messrs. John Krenicki, Jr., Nathan K. Sleeper, Jonathan Lewis, Jeffrey K. Quake, and William Schrader, with Mr. Krenicki serving as chair. Messrs. Lewis and Quake stepped down from the Compensation Committee in April 2016. Only Mr. Schrader is independent (pursuant to Section 303A.05(a) of the NYSE Listed Company Manual, subject to an election by the Board to rely upon the “controlled company” exception). The Compensation Committee met four times during the fiscal year ended April 30, 2016. The Board has adopted a written Compensation Committee charter that is available to shareholders on the Company’s website at http://ir.chc.ca/govdocs.aspx?iid=4293047. However, information found on the Company’s website is not incorporated by reference in this Proxy Statement.

The Compensation Committee of the Board acts on behalf of the Board to (i) oversee the Company’s compensation policies, plans and programs generally and as they relate to risk management and risk-taking incentives, (ii) review and determine the compensation to be paid to the Company’s officers, (iii) review and discuss with management the Company’s disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of the Company’s annual reports on Form 10-K, registration statements, proxy statements or information statements, and (iv) prepare and review the Compensation Committee report on executive compensation included in the Company’s annual proxy statement in accordance with applicable rules and regulations of the SEC in effect from time to time.

The Compensation Committee is authorized to access such internal and external resources as it deems necessary or appropriate to fulfill its responsibilities, including engagement of independent counsel, consultants and other professional advisors, and has sole authority to retain and terminate independent compensation. The Compensation Committee has sole authority to approve fees, costs and other terms of engagement of such outside resources.

The Compensation Committee reviews and revises its charter, as appropriate, and evaluates its performance at least annually.

Role of the Compensation Committee and the Compensation Consultant

During fiscal 2016, our Compensation Committee oversaw our executive compensation programs and our overall compensation philosophy, including program design principles and executive benchmarking.

In fiscal 2016, the Compensation Committee continued to utilize F.W. Cook & Co., Inc. (“FW Cook”) as its compensation consultant, including for advice regarding the terms of the employment agreements, the peer group composition and new stock option grants. FW Cook provides no services to us other than consulting services provided at the direction of the Compensation Committee. FW Cook had initially been engaged by the Compensation Committee in anticipation of the Company’s initial public offering, at which time FW Cook had conducted a full review of our executive compensation programs. FW Cook took direction from the Compensation Committee and interacted with management to obtain financial data and information about the organization, utilization of the equity program and the pool available for awards, and employee performance. The Board and the Compensation Committee have the sole authority to direct, terminate or continue FW Cook’s services, although the Company pays the cost for FW Cook’s services.

Our current executive compensation programs for our named executive officers have been designed based on our view that the various components of executive compensation should be set at levels that are necessary, with reasonable within reasonable parameters, to successfully attract and retain skilled executives and that are fair and equitable in light of market practices. In setting an individual named executive officer’s initial compensation package and the relative allocation among different elements of compensation, we consider the nature of the position being filled, the scope of associated responsibilities, the individual’s prior experience and skills and the individual’s compensation expectations, as well as the compensation of existing executive officers at our Company and our general impressions of prevailing conditions in the market for executive talent.

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From time to time various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation Committee meetings. Neither the Chief Executive Officer nor any other of our executive officers may participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his or her compensation.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2016, the Compensation Committee initially consisted of Messrs. Krenicki, Sleeper, Lewis, Schrader and Quake, with Mr. Krenicki serving as chair. Mr. Kalman stepped down from the Compensation Committee and Mr. Schrader was appointed. Messrs. Lewis and Quake stepped down from the Compensation Committee in April 2016. None of Messrs. Krenicki, Lewis, Schrader, Sleeper, Schrader or Quake has ever been an officer or employee of the Company or any of its subsidiaries. During fiscal year 2016, none of the Company’s executive officers served on the Compensation Committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Compensation Committee or the Board.

Compensation Committee Report

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The Compensation Committee is responsible for overseeing our executive compensation programs. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Mr. John Krenicki, Jr. (Chair)

Mr. William G. Schrader

Mr. Nathan K. Sleeper

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Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to oversee the Company’s governance policies, nominate directors other than Sponsor Directors (as defined in the section of this Proxy Statement titled “Transactions with Related Persons”) for election by shareholders, recommend committee chairpersons and, in consultation with the committee chairpersons, recommend directors for membership on the committees of the Board. In addition, the Nominating and Corporate Governance Committee reviews and assesses the adequacy of the Company’s Corporate Governance Guidelines at least annually and recommends any proposed changes to the Board for approval.

During fiscal year 2016, the Nominating and Corporate Governance Committee initially consisted of Messrs. Krenicki, Kalman, Volpe, McKenna, and Wales. Mr. Kalman stepped down from the Nominating and Corporate Governance Committee in October 2015. Mr. Wales stepped down from the Nominating and Corporate Governance Committee in June 2016. Effective October 31, 2015, Mr. John A. McKenna, Jr. was elected to the Nominating and Corporate Governance Committee. Only Mr. McKenna is independent (pursuant to Section 303A.02 of the NYSE Listed Company Manual, subject to an election by the Board to rely upon the “controlled company” exception). The Nominating and Corporate Governance Committee met five times during the fiscal year ended April 30, 2016. The Board has adopted a written Nominating and Corporate Governance Committee charter and Corporate Governance Guidelines, both of which are available to shareholders on the Company’s website at http://ir.chc.ca/govdocs.aspx?iid=4293047. However, information found on the Company’s website is not incorporated by reference in this Proxy Statement.

Under the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee, subject to the Company’s shareholders’ agreements, is responsible for identifying, reviewing and evaluating and recommending to the Board candidates to serve as directors of the Board in accordance with the Nominating and Corporate Governance Committee charter and consistent with the criteria set by the Board. The candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In recommending candidates, the Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s shareholders. Our Board does not select director nominees on the basis of race, color, gender, national origin, marital status or religious affiliation.

The Nominating and Corporate Governance Committee also reviews candidates for director nominees in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The Nominating and Corporate Governance Committee is authorized to access such internal and external resources as it deems necessary or appropriate to fulfill its responsibilities, including engagement of independent counsel, consultants and other professional advisors, and has sole authority to retain and terminate executive search firms to help identify director candidates. The Nominating and Corporate Governance Committee has sole authority to approve fees, costs and other terms of engagement of such outside resources.

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At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

The Nominating and Corporate Governance Committee reviews and revises its charter, as appropriate, and evaluates its performance at least annually.

Nominating and Corporate Governance Committee

Mr. John Krenicki, Jr. (Chair)

Mr. Robert C. Volpe

Mr. John A. McKenna, Jr.

Health, Safety and Environment Committee

During fiscal year 2016, the HSE Committee consisted of Messrs. Fessenden, Schrader, and Lewis, with Mr. Lewis serving as chair. Mr. Lewis stepped down from the Compensation Committee in April 2016, and Mr. Schrader was appointed as chair. Effective May 5, 2016, Mr. Krenicki was appointed to the HSE Committee. Effective May 5, 2016, Mr. Transier was elected to the HSE Committee. The purpose of the HSE Committee is to provide global oversight and support of the implementation and effectiveness of the Company’s safety and compliance risk-management procedures, policies, programs and initiatives.

Under the charter of the HSE Committee, the HSE Committee meets at the request of any member of the Board, as circumstances warrant, but in any event at least four times per year and may invite any individuals to attend its meetings. The HSE Committee met four times during fiscal year 2016. The Committee has access to professional advice from employees of the Company, and from any external advisors (including independent risk experts and legal counsel), as the Committee considers appropriate.

To carry out its purpose, the HSE Committee is responsible for, among other things, (i) reviewing the status of the Company’s safety and compliance performance, including processes to ensure compliance with internal policies and goals and applicable external laws and regulations, (ii) reviewing and providing input to the Company on the management of current and emerging safety and compliance issues, (iii) reporting periodically to the Board on safety and compliance matters affecting the Company, (iv) assisting the Board with oversight of the Company’s risk-management processes, (v) reviewing the annual strategy and resources of the Company’s safety and compliance organization, (vi) reviewing audit results and findings on safety and compliance audits, action plans instituted pursuant to audits, and findings made as a result of any investigations into significant occurrences, and (vii) making periodic visits to the Company’s facilities and discussing safety and compliance issues related to those sites.

The HSE Committee reviews and revises its charter, as appropriate, and evaluates its performance at least annually.

Health, Safety and Environment Committee

Mr. William G. Schrader (Chair)

Mr. John Krenicki, Jr.

Mr. Karl S. Fessenden

Mr. William L. Transier

Routine Transaction Committee

The Routine Transaction Committee initially consisted of Messrs. Fessenden and Volpe, with Mr. Fessenden serving as chair. In October 2015, Mr. McKenna was appointed to the Routine Transaction Committee. The Routine Transaction Committee was formed to stream-line the decision-making process at the Board level with respect to certain financing and leasing transactions. The Routine Transaction Committee is responsible for reviewing and approving financing and leasing arrangements for helicopters and/or helicopter parts entered into between the Company or any of the Company’s subsidiaries and third-party financiers and/or lessors as well as the provision of guarantees or other relevant security by the Company in support of such financing and leasing transactions. The Routine Transaction Committee meets at the request of any member of the Board or as circumstances warrant, and met twelve times during fiscal year 2016.

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Routine Transaction Committee

Mr. Karl S. Fessenden (Chair)

Mr. Robert C. Volpe

Mr. John A. McKenna, Jr.

DIRECTOR COMPENSATION

In connection with our initial public offering, our Board adopted a policy regarding director compensation under which non-employee directors who are not affiliated with CD&R or First Reserve will be compensated consistent with the practice of our peer companies; this policy was adopted following input received from FW Cook. Under this policy going forward, such non-employee directors will be paid an annual cash retainer of $125,000 (which has been raised from the annual cash retainer of $90,000 paid during the prior fiscal year 2015 to compensate directors for the discontinuation of equity grants previously part of the policy), with a non-executive chair eligible for a cash retainer of $150,000. In prior periods, those non-employee directors were eligible to receive an annual equity retainer of $125,000 in the form of an award of restricted share units, which would vest in full after one year of service. The annual equity retainer was discontinued in May 2016. Those non-employee directors who chair committees are paid an additional fee for such service, as follows: Audit Committee ($20,000), Compensation Committee ($15,000), Nominating and Corporate Governance Committee ($10,000), and HSE Committee ($10,000). Directors who serve on our committees are paid the following fees annually: Audit Committee ($10,000), Compensation Committee ($7,500), Nominating and Corporate Governance Committee ($5,000), and HSE Committee ($5,000). Directors are also reimbursed for their reasonable expenses incurred for meeting attendance.

At this time, because only Messrs. Transier, Schrader and McKenna are non-employee Board members who are not affiliated with CD&R or First Reserve, they are the only directors eligible to receive compensation under this policy. Messrs. Kalman and Lewis received fees in connection with their service during fiscal year 2016, but no longer serve as Board members. Nothing was paid to Mr. Transier during fiscal year 2016 because he had not joined the Board during that period. Fees paid and equity awarded to Messrs. Schrader, McKenna, Lewis, and Kalman during our fiscal 2016 are as indicated in the table below.

Name	Fees Paid in Cash ($)	Share Awards ($)(1)	Total ($)
Mr. Schrader	122,500	125,000	247,500
Mr. McKenna	47,917	125,000	172,917
Mr. Lewis	105,000	125,000	230,000
Mr. Kalman	71,514	125,000	196,514

(1)	In accordance with applicable SEC rules, this column shows the aggregate grant date fair value of the stock options and restricted share units granted to the directors during fiscal 2016. For additional information on the valuation assumptions, refer to Note 18, ‘‘Stock-based compensation,’’ to our consolidated financial statements for the fiscal year ended April 30, 2016, in the Annual Report on Form 10-K.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our shareholders and other interested parties may communicate with the Board, or any individual member or members of the Board, by writing to our Corporate Secretary at CHC Group Ltd., 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands, with a request to forward the communication to the intended recipient or recipients. Our Corporate Secretary will review these communications and will determine whether they should be presented to our Board or specified member or members of the Board. The purpose of this screening is to allow the Board or specified member or members of the Board to avoid having to consider irrelevant or inappropriate communications. All communications directed to the Audit Committee in accordance with our Whistleblower Policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the chairman of the Audit Committee.

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CODE OF BUSINESS CONDUCT, ETHICS AND INTEGRITY

The Company has adopted a written Code of Business Conduct, Ethics and Integrity that applies to all officers, directors and employees, including our principal executive officer and principal financial and accounting officer. The Code of Business Conduct, Ethics and Integrity is available on the Company’s website at http://ir.chc.ca/govdocs.aspx?iid=4293047. However, information found on the Company’s website is not incorporated by reference in this Proxy Statement. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website or in a Current Report on Form 8-K.

CORPORATE GOVERNANCE GUIDELINES

Effective as of January 16, 2014, the Board adopted Corporate Governance Guidelines to document the governance practices followed by the Company, which have been updated upon approval of the Board from time to time, including during the recent Board meeting held on June 27, 2016 and June 28, 2016. The Corporate Governance Guidelines assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s shareholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines may be viewed at http://ir.chc.ca/govdocs.aspx?iid=4293047. However, information found on the Company’s website is not incorporated by reference in this Proxy Statement.

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PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2017 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP was engaged in August 2013 and audited the Company’s financial statements for the fiscal years 2011 through 2016. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Articles of Association nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy, entitled to vote and voting on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended April 30, 2015 and April 30, 2016, by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2016	2015
	(in thousands)
Audit Fees (1)	$3806	$5,019
Audit-related Fees (2)	61	81
Tax Fees (3)	88	98
All Other Fees (4)	2	2
Total Fees	$3,957	$5,200

(1) Audit fees consist of professional services rendered in connection with the audit of the Company’s consolidated financial statements and review of the Company’s quarterly consolidated financial statements. Fees for fiscal 2015 include fees for consents and review of documents filed with the SEC in connection with the issuance of the convertible preferred shares.

(2) Audit-related fees primarily included costs associated with the audit of employee pension plans and certain other agreements.

(3) Tax fees included tax compliance, tax advice and tax planning.

(4) All other fees consist of subscription fees for access to technical accounting materials.

All fees described above were pre-approved by the Audit Committee

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PRE-APPROVAL POLICIES AND PROCEDURES.

Consistent with requirements of the SEC and the PCAOB regarding auditor independence, the Audit Committee of the Board is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s ordinary shares as of July 28, 2016 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its ordinary shares.

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o CHC Group Ltd., 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.

	Beneficial Ownership
Name of Beneficial Owner	Number	%
CHC Cayman (1)	1,530,011	56.2
CD&R Holdings (2)	2,977,412	52.2
Invesco Ltd. (3)	208,994	7.7
Directors and Executive Officers:
William G. Schrader (4)	1,151	*
Karl Fessenden (5)	13,333	*
Hooman Yazhari (5)	4,666	*
Juan D. Vargas (6)	—	—
John Krenicki, Jr. (7)	—	—
Nathan K Sleeper (7)	—	—
Robert C. Volpe (7)	—	—
Lee Eckert	—	—
John A. McKenna, Jr. (8)	—	—
William L. Transier	—	—
Directors and executive officers as a group (10 persons)	—	—

*	Represents beneficial ownership of less than 1% of the outstanding ordinary shares.

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(1)	CHC Cayman refers to 6922767 Holding (Cayman) Inc., the holding company through which First Reserve and its affiliates acquired our predecessor in 2008. The issued and outstanding equity securities of CHC Cayman consist of 1,845,561,418 of Ordinary A shares, 7,618,905 of Ordinary B shares and 289,000 of Special shares. The total amount of shares reported excludes 2,977,412 Ordinary Shares held by CD&R Holdings on an as-converted basis that CHC Cayman may be deemed to beneficially own because CD&R Holdings and CHC Cayman comprise a “group” within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934 and CHC Cayman expressly disclaims beneficial ownership of these shares. Per SEC rules, the percentage of beneficial ownership by CHC Cayman does not factor in the shares beneficially owned by CD&R Holdings. If such shares were included in the calculation, CHC Cayman’s beneficial ownership percentage would be 26.8%. Funds affiliated with First Reserve own an approximate 99.6% economic and voting interest in CHC Cayman. 1,845,561,417 Ordinary A shares of CHC Cayman are held by Horizon Alpha Limited, or Horizon Alpha, FR XI Horizon Co-Investment I, L.P., or FR XI Horizon Co-Investment I, and FR XI Horizon Co-Investment II, L.P., or FR XI Horizon Co-Investment II. The equity interests of Horizon Alpha are held by First Reserve Fund XII, L.P., or First Reserve Fund XII, FR XII-A Parallel Vehicle, L.P., or FR XII-A and FR Horizon AIV, L.P., or FR Horizon AIV. The general partner of First Reserve Fund XII and FR XII-A is First Reserve GP XII, L.P., whose general partner is First Reserve GP XII Limited. The general partner of FR Horizon AIV is FR Horizon GP, L.P. and the general partner of FR Horizon GP, L.P. is FR Horizon GP Limited. Each of First Reserve GP XII Limited and FR Horizon GP Limited is wholly-owned by First Reserve’s senior managing directors. The general partner of each of FR XI Horizon Co-Investment I and FR XI Horizon Co-Investment II is FR XI Offshore GP Limited. The members of FR XI Offshore GP Limited are First Reserve’s senior managing directors. Each of such First Reserve entities may be deemed to beneficially own the shares beneficially owned by Horizon Alpha, FR XI Horizon Co-Investment I and FR XI Horizon Co-Investment II directly or indirectly controlled by it, but each disclaims beneficial ownership of such shares. The address of each of the entities listed in this footnote is c/o First Reserve Management, L.P., One Lafayette Place, Greenwich, Connecticut 06830.

(2)	CD&R Holdings refers to CD&R CHC Holdings, L.P., which is the beneficial owner of approximately 2,977,412 Ordinary Shares on an as-converted basis as of July 28, 2016, which are issuable upon conversion, at the option of the holder, of approximately 679,026 Preferred Shares that are held directly by CD&R Holdings, taking into account preferred dividends that have accrued as of July 28, 2016. However, the number of ordinary voting shares CD&R Holdings is entitled to upon conversion of its Preferred Shares is subject to a 49.9% cap, with the remaining shares not issued due to this limitation issued as non-voting ordinary shares, par value $0.0001 per share. The total amount of shares reported excludes 1,530,011 Ordinary Shares held by CHC Cayman that CD&R Holdings may be deemed to beneficially own because CD&R Holdings and CHC Cayman comprise a “group” within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934 and CD&R Holdings expressly disclaims beneficial ownership of these shares. CD&R Investment Associates IX, Ltd. (“CD&R Holdings GP”), as the general partner of CD&R Holdings, may be deemed to beneficially own the Convertible Preferred Shares held by CD&R Holdings. CD&R Holdings GP expressly disclaims beneficial ownership of the shares held by CD&R Holdings, except to the extent of its pecuniary interest therein. The address for each of CD&R Holdings and CD&R Holdings GP is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House., South Church Street, George Town, Grand Caymans, KY1-1104, Cayman Islands.

(3)	The indicated ownership is based on a Schedule 13G filed with the SEC by Invesco Ltd. on February 10, 2016, reporting beneficial ownership as of December 31, 2015. According to the Schedule 13G, the reporting persons beneficially own a total of 208,994 ordinary shares. The Schedule 13G filed by Invesco Ltd. provides information only as of December 31, 2015, and consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between December 31, 2015 and July 28, 2016. According to the Schedule 13G, Invesco Ltd.’s address is 1555 Peachtree Street NE, Atlanta, GA 30309.

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(4)	In addition to the amounts listed in the table, Mr. Schrader holds 34,530 unvested restricted share units of the Company.

(5)	The amounts listed in the table are representative of Mr. Fessenden’s and Mr. Yazhari’s vested options of the Company.

(6)	Mr. Vargas is a director of the Company and an employee of First Reserve, but disclaims beneficial ownership of the shares beneficially owned by First Reserve. The address for Mr. Vargas is c/o First Reserve Management, L.P., One Lafayette Place, Greenwich, Connecticut 06830.

(7)	Does not include shares held by CD&R Holdings. Messrs. Volpe, Krenicki and Sleeper are directors of the Company. Messrs. Sleeper and Krenicki are partners of CD&R and Mr. Volpe is a principal of CD&R. They expressly disclaim beneficial ownership of the shares held by CD&R Holdings. The address for these directors is 375 Park Avenue, New York, New York 10152.

(8)	In addition to the amounts listed in the table, Mr. McKenna holds 5,020 unvested restricted share units of the Company.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended April 30, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except a report of Mr. Transier’s beneficial ownership on Form 3 was filed late.

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EXECUTIVE OFFICERS

The names, ages and other information concerning our executive officers as of July 28, 2016, are set forth below (unless provided elsewhere in this Proxy Statement).

Name	Age	Position
Karl S. Fessenden	53	President, Chief Executive Officer and Director

Hooman Yazhari	44	Senior Vice President, Legal and Administration

Lee Eckert	49	Senior Vice President and Chief Financial Officer

Karl S. Fessenden. Biographical information regarding Mr. Fessenden is set forth under “Proposal 1 Election of Directors.”

Hooman Yazhari was appointed as Senior Vice President, Legal and Administration in March 2015. He also oversees the Company’s fleet transactions. He has more than a decade of experience as an executive in aviation, most recently as senior vice president and general counsel of International Lease Finance Corporation. He also served in leadership roles for Gategroup, an aviation product and service provider. Mr. Yazhari began his career as a solicitor in the London and Tokyo offices of Linklaters; practiced at Chadbourne & Parke; and was a founding director, general counsel and managing director of EM Health Limited. He has a degree in law from the Oxford University and a masters of law from the London School of Economics. Mr. Yazhari is a co-founder of Beyond Capital Fund, a venture philanthropy investment fund focused on social enterprises throughout India and East Africa.

Lee Eckert was appointed as Senior Vice President and Chief Financial Officer on July 15, 2015. He previously served as Senior Vice President of Finance and CFO Designate since May 2015. Before joining the Company, Mr. Eckert served as chief financial officer of the U.S. division of National Grid Plc. from June 2011 to September 2014, and, from June 2006 to June 2011, Mr. Eckert served in various executive capacities as MeadWestvaco Corporation, including as Vice President, Operations, Healthcare from November 2010 to June 2011, and chief financial officer, packing resource group from June 2006 to October 2010. Mr. Eckert received his Bachelor of Science, Finance, from Indiana University, Bloomington Indiana. Mr. Eckert is Six Sigma “green belt” certified and a graduate of GE’s financial management program.

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Summary Compensation Table –Fiscal Year 2016

The following table provides information concerning the compensation of our named executive officers for the last three fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Karl S. Fessenden,	2016	804,808	379,293	-	-	985,071	71,036	2,240,208
President and Chief	2015	134,135	-	-	2,040,000	110,071	-	2,284,206
Executive Officer	2014	-	-	-	-	-	-	-

Lee Eckert,	2016	447,116	150,730	-	475,993	383,393	29,546	1,486,777
Senior Vice	2015	-	-	-	-	-	-	-
President, Chief Financial Officer	2014	-	-	-	-	-	-	-

Hooman Yazhari,	2016	514,904	144,952	-	-	571,493	11,639	1,242,988
Senior Vice	2015	68,654	-	-	539,000	35,993	-	643,647
President, Legal and	2014	-	-	-	-	-	-	-
Administration

(1)	Amounts represent signing bonuses and relocation/settlement payments paid pursuant to the terms of the named executive officer’s employment agreements.
(2)	No stock awards were granted in fiscal 2016.
(3)	In accordance with applicable SEC rules, these amounts represent the value of stock options granted during fiscal 2015 and 2016. For additional information on the valuation assumptions, refer to Note 18, “Stock Based Compensation,” to our consolidated financial statements for the fiscal year ended April 30, 2016, in the Annual Report on Form 10-K.
(4)	Amounts represent the range of cash payouts for fiscal 2016 under the STIP. The target STIP payment as percentage of cumulative base pay for our current Chief Executive Officer is 100%, and for the other SVP executive officers is 85% of base pay.

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Narrative Disclosure to Summary Compensation Table

We have entered into employment agreements with each of our named executive officers. Key terms of the employment agreements are summarized below. In addition, each of the employment agreements or, if applicable, separation or retirement agreement provides for certain payments and benefits upon specified terminations of employment, as described under “—Potential Payments Upon Termination or Change in Control”.

Karl S. Fessenden

In connection with Mr. Fessenden’s appointment as President and Chief Executive Officer, the Company and Mr. Fessenden entered into an employment agreement. Pursuant to the agreement, Mr. Fessenden is entitled to an annual base salary of $775,000, subject to annual review by the compensation committee of the Board. His targeted annual STIP award will be 100% of his annual base salary, with the actual amount subject to the satisfaction of performance goals and a maximum amount equal to 250% of annual base salary. For fiscal year 2016, Mr. Fessenden’s STIP award amount will not be less than 50% of his annual base salary. He also received a $150,000 signing bonus. Pursuant to his employment agreement, Mr. Fessenden was granted options to purchase 66,666 of the Company’s ordinary shares, at an exercise price of $52.80, which was the closing price of an ordinary share of the Company on the New York Stock Exchange on the grant date reflecting the reverse share split which became effective on December 11, 2015. These options will vest in five equal installments on each of the first five anniversaries of February 9, 2015, subject to Mr. Fessenden’s continued employment with the Company. The exercise of these options, even once vested, is restricted until the earlier of five years from the grant date and third party sales by CD&R Holdings, unless otherwise approved by the Board or in the case of certain terminations of employment. Mr. Fessenden is eligible for employee benefits and fringe benefits on the same basis as other senior executives of the Company, including reimbursement of certain expenses incurred in connection with his relocation.

Lee Eckert

In connection with Mr. Eckert’s appointment as Senior Vice President, Finance and Chief Financial Officer, the Company and Mr. Eckert entered into an employment agreement. Pursuant to the agreement, Mr. Eckert’s annual base salary will be $465,000, subject to annual review by the compensation committee of the Board. His targeted annual STIP award will be 85% of his annual base salary, with the actual amount subject to the satisfaction of performance goals and a maximum of 200% of his annual base salary. Pursuant to his employment agreement, Mr. Eckert was granted options to purchase 23,333 of the Company’s ordinary shares, with an exercise price of $39.90, which was the closing price of an ordinary share of the Company on the New York Stock Exchange on the grant date reflecting the reverse share split which became effective on December 11, 2015. These options will vest in five equal installments on each of the first five anniversaries of May 4, 2015, subject to Mr. Eckert’s continued employment with the Company. The exercise of these options, even once vested, is restricted until the earlier of five years from the grant date and third party sales by CD&R Holdings, unless otherwise approved by the Board or in the case of certain terminations of employment. Mr. Eckert is eligible for employee benefits and fringe benefits on the same basis as other senior executives of the Company.

Hooman Yazhari

In connection with Mr. Yazhari’s appointment as Senior Vice President, Legal and Administration, the Company and Mr. Yazhari entered into an employment agreement. Pursuant to the agreement, Mr. Yazhari’s annual base salary will be $525,000, subject to annual review by the compensation committee of the Board. His targeted annual STIP award will be 85% of his annual base salary, with the actual amount subject to the satisfaction of performance goals and a maximum of 200% of his annual base salary, except that his STIP award for 2015 is prorated for the time of his employment with the Company. Pursuant to his employment agreement, Mr. Yazhari was granted options to purchase 23,300 of the Company’s ordinary shares, with an exercise price of $37.50, which was the closing price of an ordinary share of the Company on the New York Stock Exchange on the grant date reflecting the reverse share split which became effective on December 11, 2015. These options will vest in five equal installments on each of the first five anniversaries of April 2, 2015, subject to Mr. Yazhari’s continued employment with the Company. The exercise of these options, even once vested, is restricted until the earlier of five years from the grant date and third party sales by CD&R Holdings, unless otherwise approved by the Board or in the case of certain terminations of employment. Mr. Yazhari is eligible for employee benefits and fringe benefits on the same basis as other senior executives of the Company. In addition, Mr. Yazhari was paid a signing bonus of $100,000 and was reimbursed for certain expenses incurred in connection with his relocation.

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Restrictive Covenants

The employment agreement and equity award agreements with each of our named executive officers contains certain restrictive covenants for our benefit, including his or her agreement not to compete with us, interfere with our business relationships or solicit or hire our employees during the named executive officer’s employment and for a specified period following a termination of employment.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of April 30, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Karl S. Fessenden, President and Chief Executive Officer
Stock Option	53,333	(2)	13,333	52.8	3/12/2025	–	–	–	–

Hooman Yazhari, Senior Vice President, Legal and Administration
Stock Options	18,667	(3)	4,666	39.9	4/2/2025	–	–	–	–

Lee Eckert,
Senior Vice President, Chief Financial Officer	23,333	(4)	0	37.50	6/25/2025	–	–	–	–

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(1)	For purposes of this table, values were determined using the closing sale price per share of our ordinary shares on April 29, 2016, the last business day of our last fiscal year, which was $0.75.
(2)	These 2015 stock options granted to Messrs. Fessenden, Yazhari and Eckert vest in five equal annual installments. Mr. Fessenden’s options were granted on March 12, 2015, but, the vesting commencement date is February 9, 2015 (the start date of his employment) and the first vesting date occurred on February 9, 2016. The exercise of these options, even once vested, is restricted until the earlier of five years from the grant date and third party sales by CD&R Holdings, unless otherwise approved by the Board or in the case of certain terminations of employment.
(3)	These 2015 stock options granted to Mr. Yazhari vest in five equal annual installments. Mr. Yazhari's options were granted on April 2, 2015, but, the vesting commencement date is March 16, 2015 (the start date of his employment) and the first vesting date will occur on May 16, 2016. The exercise of these options, even once vested, is restricted until the grant has reached the 5th anniversary of the grant date and have been held vested for six months, commencing on September 16, 2020; unless otherwise approved by the Board or in the case of certain terminations of employment.
(4)	These 2015 stock options granted to Mr. Eckert vest in five equal annual installments. Mr. Eckert's options were granted on June 25, 2015, but, the vesting commencement date is May 11, 2015 (the start date of his employment) and the first vesting date will occur on May 11, 2016. The exercise of these options, even once vested, is restricted until the grant has reached the 5th anniversary of the grant date and have been held vested for six month, commencing on November 11, 2020; unless otherwise approved by the Board or in the case of certain terminations of employment.

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Potential Payments Upon Termination or Change In Control

As noted above (see “—Narrative Disclosure to Summary Compensation Table”), the employment agreements for each of our named executive officers provide for severance payments and benefits on specified termination events. Any such severance is subject to the named executive officer’s execution and nonrevocation of a release of claims against us. Each of the named executive officer’s employment agreements includes definitions of “cause” and “good reason”.

“Cause” is defined in the employment agreements of our named executive officers generally to include, among other things, the named executive officer’s (i) commission of a felony, (ii) gross negligence, willful misconduct or repeated failure to follow reasonable directives; (iii) material breach of any of the named executive officer’s obligations under any applicable agreement; (iv) willful and continued failure to substantially perform the duties and responsibilities of his or her position, (v) commission of any activity constituting a material violation or breach under any federal, provincial or local law or regulation (excluding for greater certainty minor traffic violations) and (vi) fraud, breach of fiduciary duty, dishonesty, misappropriation or other intentional material damage to the property or business of the Company or any of its affiliates or subsidiaries. Notice and cure provisions apply.

“Good reason” is defined in the employment agreements generally as (i) a decrease in the named executive officer’s base salary and target incentive opportunity of more than 10% (i.e., a material reduction in his or her base compensation), other than in connection with a comparable decrease in compensation for all executives of the Company, (ii) the named executive officer’s duties or responsibilities are materially diminished, (iii) a relocation of his or her primary work location by more than fifty (50) miles or (iv) the failure of a successor to assume the employment agreement. Notice and cure provisions apply.

On May 5, 2016, the Company filed for Chapter 11 bankruptcy protection, and as a result, there are certain restrictions on severance benefits payable to the Company’s executive officers if their employment terminates during bankruptcy proceedings under Chapter 11. The employment agreements of certain named executive officers of the Company have not been assumed in the Chapter 11 proceedings. The following descriptions do not take into account such restrictions.

Employment Agreements of Karl S. Fessenden and Hooman Yazhari

In the event that Mr. Fessenden’s or Mr. Yazhari’s employment is terminated by the Company without cause or by Mr. Fessenden or Mr. Yazhari, as the case may be, for good reason, subject to his execution, delivery and non-revocation of a release of claims against the Company, he would be entitled to severance payments equal to 12 months of his base salary and his target incentive amount, and continued health coverage for an 18 month period. Assuming such a termination occurred on April 30, 2016, this severance amount for Mr. Fessenden would equal $1,550,000 plus $41,427 for continued health coverage and for Mr. Yazhari $971,250 plus $41,427 for continued health coverage.

In addition, the terms of the stock option grants to Mr. Fessenden and Mr. Yazhari provide that, in the event that we undergo a qualifying change in control (as defined in the applicable stock option agreement), one fifth of the stock option grants to the extent unvested will be accelerated if Mr. Fessenden or Mr. Yazhari, as the case may be, is terminated by us without cause within the one year immediately following the qualifying change in control. Assuming such a termination occurred on April 30, 2016, 13,333 and 4,666 of Mr. Fessenden’s and Mr. Yazhari’s stock options, respectively, would have vested as a result of such termination. Due to the share price at April 30, 2016 being below the grant price, these stock options would have no spread value.

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Director Compensation

In connection with our initial public offering, our Board adopted a policy regarding director compensation under which non-employee directors who are not affiliated with CD&R or First Reserve will be compensated consistent with the practice of our peer companies; this policy was adopted following input received from FW Cook. Under this policy going forward, such non-employee directors will be paid an annual cash retainer of $125,000 (which has been raised from the annual cash retainer of $90,000 paid during the prior fiscal year 2015 to compensate directors for the discontinuation of equity grants previously part of the policy), with a non-executive chair eligible for a cash retainer of $150,000. In prior periods, those non-employee directors also were eligible to receive an annual equity retainer of $125,000 in the form of an award of restricted share units, which would vest in full after one year of service. The annual equity retainer was discontinued in May 2016. Those non-employee directors who chair committees are paid an additional fee for such service, as follows: Audit Committee ($20,000), Compensation Committee ($15,000), Nominating and Corporate Governance Committee ($10,000), and Health and Safety ($10,000). Directors who serve on our committees are paid the following fees annually: Audit ($10,000), Compensation ($7,500), Nominating ($5,000), and Health and Safety ($5,000). Directors are also reimbursed for their reasonable expenses incurred for meeting attendance.

At this time, because only Messrs. Transier, Schrader and McKenna are non-employee Board members who are not affiliated with CD&R or First Reserve, they are the only directors eligible to receive compensation under this policy. Messrs. Kalman and Lewis received fees in connection with their service during fiscal year 2016, but no longer serve as Board members. Nothing was paid to Mr. Transier during fiscal year 2016 because he had not joined the Board during that period. Mr. Kalman resigned from the Board on October 31, 2015. Mr. Lewis resigned on April 26, 2016. Fees paid and equity awarded to Messrs. Schrader, McKenna, Lewis and Kalman during fiscal 2016 are as indicated in the table below.

Name	Fees Paid in Cash ($)	Share Awards ($)(1)	Total ($)
Mr. Schrader	122,500	125,000	247,500
Mr. McKenna	47,917	125,000	172,917
Mr. Lewis	105,000	125,000	230,000
Mr. Kalman	71,514	125,000	196,514

(1)	In accordance with applicable SEC rules, this column shows the aggregate grant date fair value of the stock options and restricted share units granted to the directors during fiscal 2016. For additional information on the valuation assumptions, refer to Note 18, ‘‘Stock Based Compensation,’’ to our consolidated financial statements for the fiscal year ended April 30, 2016, in the Annual Report on Form 10-K.

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Compensation Risk Assessment

The Compensation Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking and have features in place to mitigate any risks such as caps on our incentive plans and clawback, anti-hedging, and anti-pledging policies.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of April 30, 2016, consisting of the 2013 Omnibus Incentive Plan and our 2013 Employee Share Purchase Plan (“ESPP”), but it excludes options that were conditioned on shareholder approval of the Plan Amendments. No warrants are outstanding under any of the foregoing plans. We refer to these plans and grants collectively as our Equity Compensation Plans. All of our Equity Compensation Plans that were in effect as of April 30, 2016 were adopted with the approval of our security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights(1)		Weighted Average Exercise Price of Outstanding Options and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity Compensation Plans Approved by Shareholders	149,998	(4)	$40.49	160,320

Equity Compensation Plans Not Approved by Shareholders	N/A		N/A	N/A

Total	149,998			160,320

(1)	Includes securities issuable under the 2013 Omnibus Incentive Plan (but not options that were granted subject to shareholder approval of the Plan Amendments). As of April 30, 2016, no offering period had commenced under the ESPP.

(2)	The weighted average exercise price does not take into account (i) restricted share unit and restricted share awards (both time-based and performance-based), which have no exercise price, and (ii) certain option awards, which have an exercise price of $0.0001 per share, granted to certain Canadian employees in exchange for their options in CHC Cayman, due to requirements of local law.

(3)	Total shares originally reserved under our Equity Compensation Plans consisted of (i) 250,000 ordinary shares available for issuance under our 2013 Omnibus Incentive Plan and (ii) 93,733 ordinary shares available for issuance under our ESPP, all of which shares remain available for issuance.

(4)	Includes options to purchase a total of 78,429 ordinary shares and 24,323 of our ordinary shares subject to restricted share units under the 2013 Omnibus Incentive Plan.

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TRANSACTIONS WITH RELATED PERSONS

Shareholders’ Agreements

CD&R Affiliates

October 30, 2014, in connection with, and as a condition to the sale of 116,000 convertible preferred shares (the “Private Placement”), the Company entered into a shareholders’ agreement (the “CD&R Shareholders’ Agreement”) with CD&R and certain of its affiliates (the “CD&R Affiliates”). The CD&R Shareholders’ Agreement requires us to nominate a number of individuals designated by the CD&R Affiliates for election as our directors at any meeting of its shareholders (each a “CD&R Director”) such that, upon the election of each such individual, and each other individual nominated by or at the direction of our board of directors or a duly-authorized committee of our board of directors, as one of our directors, the number of CD&R Directors serving as our directors is equal to: (i) if the CD&R Affiliates together beneficially owns at least 40% of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our board of directors, (ii) if the CD&R Affiliates together beneficially owns at least 30% (but less than 40%) of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our board of directors, (iii) if the CD&R Affiliates together beneficially owns at least 20% (but less than 30%) of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our board of directors, and (iv) if the CD&R Affiliates together beneficially owns at least 5% (but less than 10%) of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our board of directors. Until at least one year following the second closing of the Private Placement, at least one of such directors will be independent pursuant to the listing standards of the NYSE, provided that the CD&R Affiliates have the right to designate at least four director nominees under the shareholders’ agreement. Also, so long as the CD&R Affiliates hold at least 30% of our equity on an as-converted basis, our board of directors will have a committee consisting of directors designated by the CD&R Affiliates, which committee will have the sole power to identify and appoint the chairman of our board of directors.

With respect to any vacancy of a CD&R Director, the CD&R Affiliates have the right to designate a new director for election by a majority of the remaining directors then in office. CD&R agreed to modify its director appointment rights such that CD&R will have the right to appoint three directors for so long as there are fewer than nine directors occupying seats on the board, pursuant to the Shareholders’ Agreement, dated as of October 30, 2014, among the Company, CD&R and other parties thereto.

In addition, the CD&R Shareholders’ Agreement requires that any change to the number of our directors require the consent of the CD&R Affiliates group. The CD&R Shareholders’ Agreement also grants CD&R Affiliates certain other rights, including specified information and access rights.

First Reserve Group

In connection with the Private Placement, the Company and CHC Cayman (together with First Reserve and its affiliates, the “First Reserve Group”), and other parties thereto entered into Amendment No. 1 to the Shareholders’ Agreement, dated August 21, 2014, which amended the original Shareholders’ Agreement, dated January 17, 2014 (as amended, the “FR Shareholders’ Agreement”). The FR Shareholders’ Agreement requires us to nominate a number of individuals designated by First Reserve for election as our directors at any meeting of its shareholders (each a “First Reserve Director”) such that, upon the election of each such individual, and each other individual nominated by or at the direction of our board of directors or a duly-authorized committee of our board of directors, as one of our directors, the number of First Reserve Directors serving as our directors is equal to: (i) if the First Reserve Group together beneficially owns at least 50% of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our board of directors, (ii) if the First Reserve Group together beneficially owns at least 40% (but less than 50%) of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our board of directors, (iii) if the First Reserve Group together beneficially owns at least 30% (but less than 40%) of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our board of directors, (iv) if the First Reserve Group together beneficially owns at least 20% (but less than 30%) of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our board of directors, and (v) if the First Reserve Group together beneficially owns at least 5% (but less than 20%) of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our board of directors. First Reserve Directors may be removed only with the consent of First Reserve.

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With respect to any vacancy of a First Reserve Director, the First Reserve Group has the right to designate a new director for election by the majority of the remaining directors then in office.

Registration Rights Agreements

In connection with the Private Placement, the Company entered into a Registration Rights Agreement, dated October 30, 2014, with the CD&R Affiliates (the “CD&R Registration Rights Agreement”) and an Amended and Restated Registration Rights Agreement, dated August 21, 2014, with the First Reserve Group (the “FR Registration Rights Agreement”), which grant the CD&R Affiliates and the First Reserve Group specified demand and piggy back registration rights with respect to ordinary shares issuable upon conversion of the preferred shares and ordinary shares outstanding. In the event the securities requested to be included in a registration statement exceeds the number that can be sold in an offering in a piggyback scenario, priority will be given first to the Company selling for its own account, then to First Reserve Corporation and its affiliates so long as they beneficially hold less than 7.5% of all outstanding ordinary shares on a fully-diluted basis, and then to First Reserve and CD&R Affiliates on a pro rata basis. Under the CD&R Registrations Rights Agreement and FR Registration Rights Agreement, we are required to use reasonable best efforts to effect the registration under the Securities Act of our ordinary shares as requested by the holders of our securities, at our own expense. The CD&R Registrations Rights Agreement and FR Registration Rights Agreement also provide for us to indemnify the CD&R Affiliates and First Reserve Group in connection with the registration of our ordinary shares.

Voting Agreement

In connection with the Private Placement, the CD&R Affiliates and the First Reserve Group entered into a voting agreement, dated October 30, 2014 (the “Voting Agreement”), whereby the CD&R Affiliates and the First Reserve Group agreed to vote in any shareholder action for the election of directors that are nominated pursuant to the Company’s shareholders’ agreements. The Voting Agreement also provides that the First Reserve Group will vote its shares in any shareholder action in favor of any exercise by the CD&R Affiliates of their preemptive rights to acquire additional securities of the Company in accordance with the CD&R Shareholders’ Agreement.

Transactions with Shareholders

On August 21, 2014 CHC Group Ltd. and its subsidiaries entered into an investment agreement with funds managed by CD&R for an investment of up to $600.0 million in us by means of a purchase of Redeemable Convertible Preferred Shares, with a par value of $0.0001, (“preferred shares”) in a private placement (the “Private Placement”) at a purchase price of $1,000 per share. The preferred shares purchased under the investment agreement consisted of (i) upon the first closing, a number of preferred shares, which, if converted to ordinary shares immediately, constituted 19.9% of our total ordinary shares issued and outstanding immediately prior to the issuance of the preferred shares, less preferred shares issuable in lieu of preferred dividends in cash on the first two preferred dividend payment dates, (ii) upon the second closing, 500,000 preferred shares, less the preferred shares sold upon the first closing, and (iii) upon the third closing, 100,000 preferred shares, less the preferred shares sold in the rights offering to holders of our ordinary shares (discussed below).

On October 30, 2014, upon the first closing, the Company issued and sold to CD&R 116,000 preferred shares, representing approximately 16.0% of our ordinary shares on an as-converted basis as of such date raising $110.2 million which is net of direct transaction costs of $5.8 million. Immediately following the first closing, the ownership of our former majority shareholder, 6922767 Holding (Cayman) Inc., an entity controlled by affiliates of First Reserve Corporation (“First Reserve”), was reduced to 48.1% of our ordinary shares on an as-converted basis as of such date. On November 7, 2014, the Company's shareholders approved the issuance of the remaining preferred shares under the investment agreement. On November 12, 2014, upon the second closing, the Company issued and sold to CD&R 384,000 preferred shares raising gross proceeds of $384.0 million. On November 24, 2014 the rights offering for Company shareholders to purchase up to 100,000 preferred shares was canceled as insufficient subscriptions were received from the Company's shareholders. On December 15, 2014, upon the third closing, the Company issued and sold to CD&R 100,000 preferred shares raising gross proceeds of $100.0 million.

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On December 15, 2014, we paid CD&R a dividend-in-kind of $4.2 million through the issuance of 4,205 preferred shares. On March 16, 2015, we paid CD&R a dividend-in-kind of $12.9 million through the issuance of 12,840 preferred shares. On June 15, 2015, we paid CD&R a dividend-in-kind of $13.1 million through the issuance of 13,112 preferred shares. On September 15, we paid CD&R a dividend-in-kind of $13.4 million through the issuance of 13,390 preferred shares. On December 15, 2015, we paid CD&R a dividend-in-kind of $13.7 million through the issuance of 13,675 preferred shares. On March 16, 2016, we paid a dividend-in-kind of $14.0 million CD&R through the issuance of 13,965 preferred shares. CD&R is the holder of approximately 679,026 Preferred Shares, taking into account preferred dividends that have accrued as of July 28, 2016.

Certain funds affiliated with First Reserve formerly held approximately 100% of the equity interests in Hover SE Leasing, or Hover, which indirectly owns a minority interest in 31 helicopters leased by us. On December 18, 2014, the funds affiliated with First Reserve disposed of their holdings in Hover and thus we are no longer affiliated with Hover. The disposition by First Reserve did not materially affect the terms of any of our leases.

For more information on transactions with our shareholders see our Annual Report.

Transactions with a Company Subject to Significant Influence

We have a 29.9% interest in the ordinary shares of Thai Aviation Services (“TAS”), with the remaining 70.1% owned by a group of Thai Investors who are considered to be related to each other. The Thai investors have the ability to call and we have the ability to put all shares owned by us to the Thai investors at fair value in the event of a dispute. As of April 30, 2016, we leased 8 helicopters to TAS and provided crew, insurance, maintenance and base services. The total revenue earned from providing these services for the fiscal year ended April 30, 2016 is $46.5 million. See our Annual Report—“Notes to the Consolidated Financial Statements” for more information relating to TAS and other variable interest entities.

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Statement of Policy Regarding Transactions with Related Persons

The Board adopted a written statement of policy regarding transactions with related persons, which is referred to as the Company’s “related person policy.” The Company’s related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the Company’s Chief Legal Officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by the Company under Item 404(a) of Regulation S-K in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Legal Officer will then promptly communicate that information to the Board. No related person transaction will be executed without the approval or ratification of the Board or a duly authorized committee of the Board. It is the Company’s policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Indemnification Agreements with Executive Officers and Directors

The Company has entered into indemnification agreements with its executive officers and directors. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Cayman Islands law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to executive officers or directors, the Company has been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Two shareholder class action securities lawsuits are pending against the Company: McCrory v. CHC Group et al. was filed on April 17, 2015 in New York Supreme Court (now removed to the federal district court for the Southern District of New York), and Rudman et al. v. CHC Group et al. was filed on May 15, 2015 in federal district court for the Southern District of New York for which we may have indemnification obligations to our executive officers and directors. See our Annual Report—“Legal Proceedings” for more information on these matters.

Other than these matters, there is currently no pending material litigation or proceeding involving any of the Company’s directors, officers or employees for which indemnification is sought.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, brokers with account holders who are the Company’s shareholders may be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Hooman Yazhari, Director, Investor Relations at 600 E. Las Colinas Blvd., 10th Floor, Irving, TX 75039. Shareholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

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OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Hooman Yazhari
Senior Vice President, Legal and Administration

August 5, 2016

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended April 30, 2016 is available without charge upon written request to: Corporate Secretary, CHC Group Ltd., 190 Elgin Avenue George, Town, Grand Cayman, KY1-9005, Cayman Islands.

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CHC GROUP LTD.

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on September 15, 2016.

Vote by Internet

- Go to **www.envisionreports.com/HELIQ**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

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1. Election of Directors:

	For	Withhold		For	Withhold
01 - John Krenicki, Jr.	☐	☐	03 - Nathan K. Sleeper	☐	☐
02 - Karl S. Fessenden	☐	☐			

	For	Against	Abstain
2. To ratify appointment of Ernst & Young LLP as independent registered public accounting firm of Company for fiscal 2017.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X +

02EKJC